                                                                      Exhibit 11

                    Horrigan American, Inc. and Subsidiaries

              STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                                                Year Ended December 31,
                                                            --------------------------------------------------------------
                                                              1994        1993          1992          1991          1990
                                                              ----        ----          ----          ----          ----
SCHEDULE OF COMMON SHARES OUTSTANDING
Number of common shares outstanding at January l ........  3,111,766    3,300,298     3,323,055     3,339,761     3,360,096
Common shares issued ....................................     16,496       12,034        16,521        12,792        24,400
Treasury stock acquired, net ............................     (1,500)    (200,566)      (39,278)      (29,498)      (44,735)
                                                           ---------    ---------     ---------     ---------     ---------
Number of common shares outstanding at December 31 ......  3,126,762    3,111,766     3,300,298     3,323,055     3,339,761
                                                           =========    =========     =========     =========     =========
Weighted average number of common shares
outstanding (see note 1, to selected  financial data)....  3,120,916    3,278,159     3,310,584     3,328,109     3,361,468
                                                           =========    =========     =========     =========     =========
SCHEDULE OF NET EARNINGS APPLICABLE TO
 COMMON SHARES                                                       (in thousands of dollars, except per share data)
Earnings (loss) from continuing operations..............      $3,688       $3,047         $(413)       $1,382        $1,218
Cash dividends declared on preferred stock..............          (8)         (16)          (16)          (16)          (16)
                                                           ---------    ---------     ---------     ---------     ---------
Earnings (loss) from continuing operations applicable to
 common shares..........................................      $3,680       $3,031         $(429)       $1,366        $1,202
                                                           =========    =========     =========     =========     =========
Earnings (loss) from continuing operations per common
 share(1)...............................................       $1.18       $  .92         $(.13)       $  .41        $  .36
                                                           =========    =========     =========     =========     =========

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(1) Earnings (loss) per common share is the same on both a primary and fully diluted basis.